Rule 424 (b) (3)
Registration No. 333-109310

PRICING SUPPLEMENT NO. 3744 DATED December 16, 2005
TO PROSPECTUS SUPPLEMENTAL DATED October 21, 2003
AND BASE PROSPECTUS DATED October 17, 2003

Issuer:	National Rural Utilities CFC

Principal Amount:	$400,000.00

Issue Price:	100% of Principal Amount

Original Issue Date:	12/21/2005

Maturity Date:	12/15/2006

Interest Rate:	4.88% per annum

Record Dates:	Each January 1 and July 1

Interest Payment Dates:	Each January 15 and July 15

Redeemable Date:	None

Agent's Commission:	None

Form of Note:
(Book-Entry or Certificated)	Certificated

Other Terms:	None

Medium-Term Notes, Series C may be issued by CFC in an aggregate principal amount of up to $22,435,508,000 and, to date, including this offering, an aggregate of $18,245,347,000.00 Series C have been issued.